Exhibit (d)(3)

MUTUAL NONDISCLOSURE AGREEMENT

This Mutual Nondisclosure Agreement (this “Agreement”) by and between Convio, Inc., a Delaware corporation (“Convio”), and Blackbaud, a Delaware corporation (“Potential Buyer” and Convio and Potential Buyer, each a “Party” and collectively, the “Parties”), is dated as of the latest date set forth on the signature page hereto.

1. General. In connection with the consideration of a possible negotiated transaction (a “Possible Transaction”) between the Parties and/or their respective subsidiaries (each such Party being hereinafter referred to, collectively with its subsidiaries, as a “Company”), each Company (in its capacity as a provider of information hereunder, a “Provider”) is prepared to make available to the other Company (in its capacity as a recipient of information hereunder, a “Recipient”) certain “Evaluation Material” (as defined in Section 2 below) in accordance with the provisions of this Agreement, and to take or abstain from taking certain other actions as hereinafter set forth.

2. Definitions.

(a) The term “Evaluation Material” means information concerning the Provider which has been or is furnished to the Recipient or its Representatives (as defined below) in connection with the Recipient’s evaluation of a Possible Transaction, including its business, financial condition, operations, assets and liabilities, and includes all notes, analyses, compilations, studies, interpretations or other documents prepared by the Recipient or its Representatives which contain or are based upon, in whole or in part, the information furnished by the Provider hereunder. The term Evaluation Material does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Recipient or its Representatives in breach of this Agreement, (ii) was within the Recipient’s possession prior to its being furnished to the Recipient by or on behalf of the Provider, provided that the source of such information was not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Provider with respect to such information, (iii) is or becomes available to the Recipient on a non-confidential basis from a source other than the Provider or its Representatives, provided that such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Provider with respect to such information or (iv) is or has been independently developed by an employee, agent or contractor of the Recipient without use or reference to any information furnished by Provider or its Representatives.

(b) The term “Representatives” shall include the directors, officers, employees, agents, partners or advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) of the Recipient or Provider, as applicable.

(c) The term “Person” includes the media and any corporation, partnership, group, individual or other entity.

3. Use of Evaluation Material. Each Recipient shall, and it shall cause its Representatives to, use the Evaluation Material solely for the purpose of evaluating a Possible Transaction, keep the Evaluation Material confidential, and, subject to Section 5, will not, and will cause its Representatives not to, disclose any of the Evaluation Material in any manner whatsoever; provided, however, that any of such information may be disclosed to the Recipient’s Representatives who need to know such information for the sole purpose of helping the Recipient evaluate a Possible Transaction. Each Recipient agrees to be responsible for any breach of this Agreement by any of such Recipient’s Representatives. This Agreement does not grant a Recipient or any of its Representatives any license to use the Provider’s Evaluation Material except as provided herein.

4. Non-Disclosure of Discussions. Subject to Section 5, Potential Buyer agrees that, without the prior written consent of Convio, Potential Buyer will not, and will cause its Representatives not to, disclose to any other Person (i) that Evaluation Material has been exchanged between the Companies, (ii) that discussions or negotiations are taking place between the Companies concerning a Possible Transaction, or (iii) any of the terms, conditions or other facts with respect thereto (including the status thereof). Potential Buyer acknowledges that Convio is free to disclose (i) that Evaluation Material has been exchanged between the Companies or (ii) that discussions or negotiations are taking place between the Companies concerning a Possible Transaction; provided that Convio does not, and causes its Representatives not to, disclose to any other Person the identity of Potential Buyer or any of the terms, conditions or other facts with respect to a Possible Transaction except to the extent permitted by Section 5 or as otherwise believed reasonably required or necessary to comply with the fiduciary duties or other obligations applicable to Convio and its directors, officers and employees or with other applicable law.

5. Legally Required Disclosure. If a Recipient or its Representatives are requested or required (by oral questions, interrogatories, other requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material or any of the facts disclosure of which is prohibited under Section 4 above, such Recipient shall provide the Provider with prompt written notice of any such request or requirement together with copies of the material proposed to be disclosed so that the Provider may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Provider, a Recipient or any of its Representatives is nonetheless legally compelled to disclose Evaluation Material or any of the facts disclosure of which is prohibited under Section 4 or would otherwise be liable for contempt or suffer other censure or penalty, such Recipient or its Representatives may, without liability hereunder, disclose to such requiring Person only that portion of such Evaluation Material or any such facts which the Recipient or its Representatives is legally required to disclose, provided that the Recipient and/or its Representatives cooperate with the Provider to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such Evaluation Material or such facts by the Person receiving the material.

6. Return or Destruction of Evaluation Material. If either Company decides that it does not wish to proceed with a Possible Transaction, it will promptly inform the other Company of that decision. In that case, or at any time upon the request of a Provider for any reason, a Recipient will, and will cause its Representatives to, within five business days after receipt of such notice or request, destroy or return all Evaluation Material in any way relating to the Provider or its products, services, employees or other assets or liabilities, and no copy or extract thereof (including electronic copies) shall be retained. The Recipient shall provide to the Provider a certificate of compliance with the previous sentence signed by an executive officer of the Recipient. Notwithstanding the return or destruction of the Evaluation Material, the Recipient and its Representatives will continue to be bound by such Recipient’s obligations hereunder with respect to such Evaluation Material.

7. No Solicitation/Employment. Neither Recipient will, within twelve (12) months from the date of this Agreement, directly or indirectly solicit the employment or consulting services of or employ or engage as a consultant any of the officers of Provider or any other employees or contractors of the Provider engaged in evaluating the Potential Transaction or information about whom has been provided to Recipient in connection with evaluating the Potential Transaction, so long as they are employed by the Provider and for six months after they cease to be employed by Provider. A Recipient is not prohibited from soliciting by means of a general advertisement not directed at (i) any particular individual or (ii) the employees of the Provider generally.

8. Standstill. Each Company agrees that, for a period of fourteen (14) months after the date of this Agreement (the “Standstill Period”), unless specifically invited in writing by the other Company, neither it nor any of its affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended (the “1934 Act”)) or Representatives (acting in any capacity other than as an advisor in any of the following cases) will in any manner, directly or indirectly:

(a) effect, seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist any other Person to effect, seek, offer or propose (whether publicly or otherwise) to effect or participate in:

(i)	any acquisition of any securities (or beneficial ownership thereof) or assets of the other Company or any of its subsidiaries,

(ii)	any tender or exchange offer, merger or other business combination involving the other Company or any of its subsidiaries,

(iii)	any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the other Company or any of its subsidiaries, or

(iv)	any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the other Company;

(b) form, join or in any way participate in a “group” (as defined under the 1934 Act) with respect to the securities of the other Company;

(c) make any public announcement with respect to, or submit an unsolicited proposal for or offer of (with or without condition), any extraordinary transaction involving the other Company or its securities or assets;

(d) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the other Company;

(e) take any action which might force the other Company to make a public announcement regarding any of the types of matters set forth in (a) above; or

(f) enter into any discussions or arrangements with any third party with respect to any of the foregoing.

Each Company also agrees during the Standstill Period not to request the other Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this Section 8 (including this sentence).

Notwithstanding the foregoing, the restrictions set forth in this paragraph 8 shall terminate with respect to a Company (1) in the event of an Acquisition Transaction (as defined below) with respect to the other Company (the “Acquired Company”) or the commencement by a party other than the Company or its affiliates of a tender or exchange offer for an Acquisition Transaction with respect to the Acquired Company, and either (x) not rejected by the Acquired Company within ten (10) business days thereof or (y) accepted by the Acquired Company, or (2) if the Acquired Company shall have entered into a definitive agreement providing for an Acquisition Transaction. “Acquisition Transaction” means any direct or indirect acquisition or purchase (whether through the purchase of shares, merger, consolidation or otherwise) of (i) all or substantially all of the assets of a Company and its subsidiaries on a consolidated basis or (ii) 50% or more of the voting securities of, or equity interests in, a Company or any of its subsidiaries by any person or group other than such Company or its affiliates.

9. Maintaining Privileges. If any Evaluation Material includes materials or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, each Company understands and agrees that the Companies have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the Companies that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Evaluation Material provided by a Company that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

10. Compliance with Securities Laws. Each Recipient agrees that it and its Representatives will not to use any Evaluation Material of the Provider in violation of applicable securities laws.

11. Not a Transaction Agreement. Each Company understands and agrees that no contract or agreement providing for a Possible Transaction exists between the Companies unless and until a final definitive agreement for a Possible Transaction has been executed and delivered, and each Company hereby waives, in advance, any claims (including, without limitation, breach of contract) relating to the existence of a Possible Transaction unless and until both Companies shall have entered into a final definitive agreement for a Possible Transaction. Each Company also agrees that, unless and until a final definitive agreement regarding a Possible Transaction has been executed and delivered, neither Company will be under any legal obligation of any kind whatsoever with respect to such Possible Transaction by virtue of this Agreement except for the matters specifically agreed to herein. Neither Company is under any obligation to accept any proposal regarding a Possible Transaction and either Company may terminate discussions and negotiations with the other Company at any time. Potential Buyer further agrees that (i) Convio shall be free to conduct any process for any Possible Transaction as Convio in its sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a definitive agreement therewith without prior notice to the Potential Buyer or any other Person), (ii) any procedures relating to such process or Possible Transaction may be changed at any time without notice to the Potential Buyer or any other Person, and (iii) unless a final definitive agreement relating to a Possible Transaction is entered into, the Potential Buyer shall not, by virtue of this Agreement, have any claims whatsoever against the other Company, the Representatives of the other Company or any of their respective directors, officers, stockholders, owners, affiliates or agents arising out of or relating to any Possible Transaction except with respect to explicit obligations hereunder.

12. No Representations or Warranties; No Obligation to Disclose. Each Recipient understands and acknowledges that neither the Provider nor its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material furnished by or on behalf of such Provider and shall have no liability to the Recipient, its Representatives or any other Person relating to or resulting from the use of the Evaluation Material furnished to such Recipient or its Representatives or any errors therein or omissions therefrom. As to the information delivered to the Recipient, each Provider will only be liable for those representations or warranties which are made in a final definitive agreement regarding a Possible Transaction, when, as and if executed, and subject to such limitations and restrictions as may be specified therein. Nothing in this Agreement shall be construed as obligating a Company to provide, or to continue to provide, any information to any Person.

13. Modifications and Waiver. No provision of this Agreement can be waived or amended in favor of either Party except by written consent of the other Party, which consent shall specifically refer to such provision and explicitly make such waiver or amendment. No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

14. Remedies. Each Company understands and agrees that money damages would not be a sufficient remedy for any breach of this Agreement by either Company or any of its Representatives and that the Company against which such breach is committed shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach or threat thereof. Such remedies shall not be deemed to be the exclusive remedies for a breach by either Company of this Agreement, but shall be in addition to all other remedies available at law or equity to the Company against which such breach is committed.

15. Legal Fees. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that either Company or its Representatives has breached this

Agreement, then the Company which is, or the Company whose Representatives are, determined to have so breached shall be liable and pay to the other Company the reasonable legal fees and costs incurred by the other Company in connection with such litigation, including any appeal therefrom.

16. Governing Law. This Agreement is for the benefit of each Company and shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state. Each Company also hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the federal courts of the United States of America located in State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and any Possible Transaction. Each Company agrees not to commence any action, suit or proceeding relating thereto except in such courts, and further agrees that service of any process, summons, notice or document by U.S. registered mail to such Company’s address set forth below shall be effective service of process for any action, suit or proceeding relating thereto brought against such Company in any such court. Each Company hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Possible Transaction in any such court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

17. Severability. If any term, provision, covenant or restriction contained in this Agreement is held by any court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants or restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and if a covenant or provision is determined to be unenforceable by reason of its extent, duration, scope or otherwise, then the Companies intend and hereby request that the court or other authority making that determination shall only modify such extent, duration, scope or other provision to the extent necessary to make it enforceable and enforce them in their modified form for all purposes of this Agreement.

18. Construction. The Companies have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Companies and no presumption or burden of proof shall arise favoring or disfavoring either Company by virtue of the authorship at any of the provisions of this Agreement.

19. Term. This Agreement shall terminate five years after the date of this Agreement (except with respect to trade secrets for which the term shall be perpetual).

20. Entire Agreement. This Agreement contains the entire agreement between the Companies regarding the subject matter hereof and supersedes all prior agreements, understandings, arrangements and discussions between the Companies regarding such subject matter.

21. Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original but all of which together hall be deemed to constitute a single instrument.

22. Information Providers. Each Recipient may only request Evaluation Material from the other Company’s Chief Executive Officer, Chief Financial Officer or General Counsel, outside financial advisor or law firm (in each case only if advising the Company with respect to the Possible Transaction) or other individual or entity designated in writing by any such officer of the Company as an “Approved Information Provider.” A Recipient may not, and shall cause its Representatives not to, contact any other employee of the Provider.

IN WITNESS WHEREOF, each of the undersigned entities has caused this Agreement to be signed by its duly authorized representative as of the date written below.

CONVIO, INC.		BLACKBAUD, INC.

By:	/s/ Gene Austin	By:	/s/ Jon W. Olson
Name:	Gene Austin	Name:	Jon W. Olson
Title:	CEO	Title:	Vice President & General Counsel

Date:	November 7, 2011	Date:	November 7, 2011